EXHIBIT 99
MEDIA RELEASE
S1 Sells FRS Division
Divestiture reflects S1’s Continuing Focus on Providing Front-Office Software Solutions for
Financial Institutions
Atlanta, August 14, 2006 — S1 Corporation (NASDAQ: SONE), a leading provider of customer interaction software solutions for financial and payment services, today announced that it has sold its FRS division to The Carlyle Group, a global private equity firm, and Kennet Partners, a technology investor.
“The sale of FRS fulfills our previously stated plan to refine the focus of our business to center around delivering comprehensive, front-office software solutions for financial institutions,” said Chip Mahan, CEO and Chairman of S1.
About S1 Corporation
S1 Corporation (Nasdaq: SONE) is a leading global provider of customer interaction solutions for financial and payment services. S1 solutions help integrate and optimize an institution’s entire front office, resulting in increased operational efficiencies, revenue opportunities and overall customer satisfaction. S1’s market leadership, proven experience, breadth of products and financial strength empowers financial services companies’ enterprise strategies. Additional information about S1 is available at http://www.s1.com.
About FRS
FRS provides financial institutions worldwide with regulatory reporting, compliance and operational risk management solutions that enable them to increase operational efficiency, reduce costs and mitigate risks. The FRS Financial Analytics suite of applications helps institutions to overcome regulatory & compliance obstacles, including prudential reporting requirements, Basel II, IFRS and Sarbanes-Oxley, by leveraging a common data foundation and operational risk management framework to harness financial intelligence across the enterprise. FRS brings more than a decade of industry expertise to more than 900 institutions in more than 25 countries, including 40 of the top 50 global financial institutions. Additional information about FRS is available at www.frsglobal.com
SOURCE S1 Corporation
CONTACT:
Sarah Murray, Horn Group on behalf of S1, +1-781-356-7135, smurray@horngroup.com
Leisha Richardson of S1 Corporation, +1-512-336-3028